U.S. SECURITIES AND EXCHANGE
                                      COMMISSION
                                WASHINGTON, D.C. 20549

                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of
                          the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*               2. Issuer Name and Ticker or Trading Symbol 5. Relationship
                                                                                                   of Reporting
                                                                                                   Person to
                                                                                                   Issuer (check
                                                                                                   all applicable)

William M. Gary III                                     Onsite Energy Corporation (OTC:ONSE)       [X] Director  [X] 10% Owner
                                                                                                   __ Officer    __ Other
                                                                                                   (give title   (specify
                                                                                                   below)        below)

(Last)  (First)  (Middle)  3. Statement for Month/Year  4.If         6. Individual or Joint/
                                                        Amendment,   Group Filing (Check
701 Palomar Airport Road                                Date of      Applicable Line)
Suite 200                                               Original
                                                        (Month/Year)

 (Street)

Carlsbad   CA   92009                                                [X]  Form filed by one Reporting Person
                                                                     ___  Form filed by More than One
                                                                          Reporting Person
(City)    (State)      (Zip)

 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of    2. Transaction  3.          4. Securities Acquired     5. Amount of 6.         7.
Security       Date            Transaction (A) or Disposed or (D)     Securities   of           Ownership  Nature
(Instr. 3)     (Mo./Day/Yr.)   Code        (Instr. 3, 4 and 5)        Acquired     Securities   Form:      of
                               (Instr. 8)                             Beneficially Direct (D) Indirect
                                                                      Owned at End or         Beneficial
                                                                      of Month     Indirect   Ownership
                                                                      (Instr. 3    (I)        (Instr. 4)
                                                                      and 4)       (Instr. 4)

                               Code  V      Amount  (A) or (D) Price
Class A Common  4/1/98         M            100,000  A         $0.28
Stock

Class A Common  4/1/98          M             14,670    A     $0.2956 1,879,782     D
Stock

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 4(b)(v)

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED
                                       OF, OR BENEFICIALLY OWNED
                                (E.G., puts, calls, warrants, options,
                                        convertible securities)

1.         2.         3.            4.          5.             6. Date       7. Title   8. Price   9.           10.         11.
Title of   Conversion Transaction   Transaction Number of      Exercisable   and        of         Number       Ownership   Nature
Derivative or         Date          Code        Derivative     and           Amount     Derivative of           Form of     of
Security   Exercise   (Mo./Day/Yr.) (Instr. 8)  Securities     Expiration    of         Security   Derivative   Derivative  Indirect
(Instr.    Price of                             Acquired (A)   Date          Underlying (Instr. 5) Securities   Security:   Benefi-
           Derivative                           or Disposed    (Mo./Day/Yr.) Securities            Beneficially Direct (D)  cial
           Security                             of (D) (Instr.               (Instr. 3             Owned at End or Indirect Owner-
                                                3, 4 and 5)                  and 4)                of Month     (I)         ship
                                                of (D)                                             (Instr. 4)   (Instr. 4)  (instr
                                                (Instr.3,                                                                      4)
                                                4 and 5)
                                                                                               Amount or

                                                                                          Amount
                                                                                          or
                                                          Date          Expiration        Number of
                              Code   V    (A)    (D)      Exercisable   Date       Title  Shares
Option to
Purchase
Class A    $0.28    4/1/98    M                  100,000  2/15/95       8/9/05     Class  100,000   $0.28
Common                                                                             A
Stock                                                                              Common
                                                                                   Stock
Option to
Purchase
Class A    $0.2956  4/1/98    M                   14,670  5/22/96       5/22/06    Class A 14,670   $0.2956 30,691 D
Common                                                                             Common
Stock                                                                              Stock

Explanation of Responses:





**Intentional misstatements or omissions of
facts constitute Federal Criminal Violations.   WILLIAM M. GARY III  MAY 8, 1998
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).       -------------------  -----------
                                                **Signature of       Date
                                                Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.